EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of July 31, 2000 is by and between GlobalNetSecurities Mergerco, Inc., a New York corporation ("Mergerco"), GlobalNet Financial.com, Inc., a Delaware corporation ("GLBN"), Dalton Kent Securities Group, Inc., a New York corporation ("Dalton"), and the stockholders of Dalton listed on Exhibit A attached hereto and made a part hereof (the "Stockholders").

                                R E C I T A L S:

         A. The Stockholders own all of the issued and outstanding shares (the "Dalton Shares") of common stock, par value $.0001 per share, of Dalton (the "Dalton Common Stock").

         B. GLBN owns all of the issued and outstanding shares of Mergerco.

         C. The respective Boards of Directors of GLBN, Mergerco and Dalton and the Stockholders deem it advisable and generally to the advantage and welfare of all the parties that Mergerco be merged with and into Dalton under the terms and conditions set forth herein (the "Merger"), and that the Merger to be effective pursuant to the New York Business Corporation Law.

         D. For United States income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that this Agreement qualifies as a plan of reorganization as defined in Treasury Regulation 1.368-2(g).

         E. On the Effective Date (as defined below) of the Merger, each outstanding share of Dalton Common Stock shall be converted into 13,302.753 shares of GLBN Common Stock, $.001 par value per share (the "GLBN Common Stock").

         NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Mergerco, GLBN, Dalton and the Stockholders agree as follows:

         1.       Definitions.

         "Adverse Consequences" means all material charges, complaints, notices, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before an arbitrator.

         "Affiliate" means, with regard to any person, (a) any person, directly or indirectly, controlled by, under common control of, or controlling such person, (b) any person that, through contract, relationship or otherwise, can direct or cause direction of management of such person's affairs, (c) any director, officer, partner or individual holding a similar position in respect of such person, and (d) any member of such person's family residing in the same household.

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         "Agency" has the meaning set forth in Section 7(hh)(ii).

         "Assets" means all of Dalton's property and assets, real, personal or mixed, tangible or intangible, of every kind or description, wherever located.

         "Balance Sheet" has the meaning set forth in Section 7(u)(i) below.

         "Balance Sheet Date" has the meaning set forth in Section 7(u)(i) below.

         "Business" means the operation as a full service securities broker-dealer as currently conducted by Dalton.

         "Closing" has the meaning set forth in Section 5 below.

         "Closing Date" has the meaning set forth in Section 5 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" has the meaning set forth in Section 8(d) below.

         "Dalton Benefit Plans" has the meaning set forth in Section 7(y) below.

         "Dalton Common Stock" has the meaning set forth in the recitals to this Agreement.

         "Dalton Disclosure Schedule" has the meaning set forth in Section 7 below.

         "Dalton ERISA Plan" has the meaning set forth in Section 7(y) below.

         "Dalton Financial Statements" has the meaning set forth in Section 7(u)(i) below.

         "Dalton Intellectual Property" means all (a) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (b) copyrights and registrations and applications for registration thereof, (c) computer software, data, and documentation (other than software licensed from third parties), (d) trade secrets and confidential Business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, underwriting processes and techniques, research and development information, plans, proposals, copyrightable works, financial, marketing, and Business data, pricing and cost information, Business and marketing plans, and client lists and information), (e) other proprietary rights, and (f) copies and tangible embodiments thereof (in whatever form or medium).

         "Dalton Shares" has the meaning set forth in the recitals to this Agreement.

         "Difference" means (A) the sum of (x) the number of GLBN Shares then held by a Stockholder multiplied by the October Value, plus (y) the gross proceeds received by such Stockholder for GLBN Shares previously sold by such Stockholder, less (B) the product of $12.50 multiplied by the number of GLBN Shares set forth opposite such Stockholder's name on Exhibit A. For purposes of this definition, the gross proceeds received by the Stockholder shall include


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such Stockholders pro rata portion of the GLBN Indemnity Common Stock (as defined in the Escrow Agreement) released to GLBN pursuant to and valued in accordance with the terms of the Escrow Agreement.

         "Documents" has the meaning set forth in Section 7(b) below.

         "Effective Date" has the meaning set forth in Section 2(b) below.

         "Encumbrances" means mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing.

         "ERISA" has the meaning set forth in Section 7(y) below.

         "Escrow Agent" shall be Broad and Cassel.

         "Escrow Agreement" has the meaning set forth in Section 2(d) below.

         "Exchange" has the meaning set forth in the recitals to this Agreement.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder.

         "GAAP" means United States generally accepted accounting principles, the accounting principles and auditing standards so described and promulgated by the American Institute of Certified Public Accountants which are applicable as at the date on which any calculation or audit, as applicable, made hereunder is to be effective or as at the date of any financial statements or audit opinion referred to herein, as the case may be, consistently applied in accordance with past practices.

         "GLBN Common Stock" has the meaning set forth in the recitals to this Agreement.

         "GLBN Intellectual Property" means all (a) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (b) copyrights and registrations and applications for registration thereof, (c) computer software, data, and documentation (other than software licensed from third parties), (d) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, underwriting processes and techniques, research and development information, plans, proposals, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and client lists and information), (e) other proprietary rights, and (f) copies and tangible embodiments thereof (in whatever form or medium).

         "GLBN Preferred Stock" has the meaning set forth in Section 6(g)(ii).

         "GLBN Shares" has the meaning set forth in Section 2(d) below.

         "Holdback Amount" has the meaning set forth in Section 2(d) below.


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         "Indemnitee" has the meaning set forth in Section 12(c) below.

         "Indemnitor" has the meaning set forth in Section 12(c) below.

         "Knowledge" means and includes only (i) with respect to each Stockholder, the actual knowledge or awareness of each Stockholder and (ii) with respect to Dalton, the actual knowledge or awareness of the Stockholders (except for Messrs. Dubofsky and Lustig) and the actual knowledge and awareness of Dalton's officers, directors or key employees primarily responsible for the matter in question and (iii) the knowledge or awareness which a prudent business person would have obtained in the conduct of his business after making reasonable inquiry and reasonable diligence with respect to the particular matter in question. In particular, the knowledge or awareness of David Avidon, Glenn Beyer, Steven A. Chananya, Allan Elkes, Justyn S. Feldman, David Mugrabi, David W. Reimer, Daniel Schapiro, John DeMichiel and John M. Vandy shall be imputed to Dalton and to each other.

         "Law(s)" shall mean any statute, regulation, rule, judgment, ordinance, order, decree, stipulation, injunction, charge or other restrictions of any federal, state, or local government, governmental agency or court.

         "Leased Premises" means all premises leased by Dalton under the Lease.

         "Lease" means the lease under which Dalton leases its real property, as listed in Schedule 7(p) of the Dalton Disclosure Schedule to be attached hereto.

         "Liability" means any liability, obligation, debt or commitment (whether known or unknown, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Lock-Up" has the meaning set forth in Section 7(c) below.

         "Material Adverse Effect" or "Material Adverse Change" means the conduct or matter in question has a material adverse effect on the business, operations, property or financial or other condition of Mergerco or GLBN, taken as a whole, or in the case of Dalton, involves a matter or liability exceeding $25,000, or on the ability of Dalton, Mergerco or GLBN, as the case may be, to consummate the transactions contemplated hereby.

         "Maximum Number" means 1,100,000 shares of GLBN Common Stock.

         "Maximum Cash Amount" means an amount equal to 25% of the sum of: (i) the value of GLBN Shares issuable to the Stockholders on the Effective Date, determined by reference to the mean between the high and low sale price of a share of GLBN Common Stock on the Effective Date as reported on the Nasdaq National Market, and, for this purpose, excluding the Holdback Amount, the Podell Escrow Amount and the Supplemental GLBN Shares; plus (ii) the value of the Supplemental GLBN Shares issued to the Stockholders, determined by reference to the lower of the mean between the high and low sale price of a share of GLBN Common Stock on the Effective Date or date that such Supplemental GLBN Shares are issued to the Stockholders in each case as reported on the Nasdaq National Market (or other national securities exchange on which the


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GLBN Common Stock shall at such time be listed), less any portion of such payment of Supplemental GLBN Shares or cash payment pursuant to Section 3 treated as interest or in the nature of interest pursuant to Section 483 or 1274 of the Code; plus (iii) the value of any portion of the Holdback Amount and the Podell Escrow Amount released from the Escrow Agreement to the Stockholders (and not transferred to Mr. Podell), determined by reference to the lower of the mean between the high and low sale price of a share of GLBN Common Stock on the Effective Date or on the date that such GLBN Shares are released from the Escrow Agreement to the Stockholders, in each case, as reported on the Nasdaq National Market (or other national securities exchange on which the GLBN Common Stock shall at such time be listed).

         "Merger" has the meaning set forth in the recitals to this Agreement.

         "NASD" means the National Association of Securities Dealers, Inc.

         "NYBCL" means the New York Business Corporation Law.

         "October Value" means the average closing sale price of a share of GLBN Common Stock as reported on the Nasdaq National Market or any other stock exchange or national securities exchange on which the GLBN Common Stock shall at such time be listed for the ten (10) consecutive trading days ending with and including October 31, 2001.

         "Operative Agreements" has the meaning set forth in Section 6(e) below.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

         "Person" means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority, and any other form of entity or organization.

         "Podell Escrow Amount" has the meaning set forth in Section 2(d)(2) below.

         "Release Date" has the meaning set forth in Section 2 below.

         "SEC" means the Securities and Exchange Commission.

         "SEC Filings" has the meaning set forth in Section 6(k) below.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Security Agreement" means an agreement granting a creditor or client of Dalton a Security Interest in any of Dalton's Assets, tangible or intangible, which Security Interest may be perfected either by the secured party taking possession of the collateral described in the agreement or by filing financing statements in the proper public records.

         "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other Lien, whether or not arising in the Ordinary Course of Business or incurred in connection with the borrowing of money, created by or arising under a Security Agreement.


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         "SRO" has the meaning set forth in Section 7(x).

         "Supplemental GLBN Shares" means such number of additional shares of GLBN Common Stock equal to the Difference divided by the October Value. In no event shall any fractional Supplemental GLBN Shares be issued; fractional shares of (x).4 or less shall be rounded down to the nearest whole share and (y).5 or greater shall be rounded up to the nearest whole share.

         "Surviving Corporation" has the meaning set forth in Section 2(a) below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated, or other tax, including any interest, penalty, or addition thereto.

         "Third Party Claim" has the meaning set forth in Section 12(c).

         "Transactions" has the meaning set forth in Section 2(e) below.

         "Unwind Arbiter" has the meaning set forth in Section 2(e) below.

         2.       The Merger.

                  (a) The Merger.

                      (i) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NYBCL, at the Effective Date, Mergerco shall be merged with and into Dalton. As a result of the Merger, the separate existence of Mergerco shall thereupon cease, and Dalton shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

                      (ii) The following individuals shall be appointed as officers of the Surviving Corporation in the following capacities immediately following the Effective Date:

                    Alan L. Jacobs            President
                    Michael S. Jacobs         Secretary and Treasurer

                      (iii) the following individuals shall be elected as directors of the Surviving Corporation immediately following the Effective Date, in each case, until their respective successors are duly elected and qualified:
Alan L. Jacobs and Michael Jacobs.

                      (iv) The Merger shall have the effects set forth in
Section 906 of the NYBCL.

                  (b) Effective Date. The Merger shall become effective on the date and at the time (the "Effective Date") on which a properly executed certificate of merger is filed and becomes effective with the Secretary of State of the State of New York. The Certificate of Merger so filed shall be substantially in the form of Exhibit B attached hereto with such changes as the Boards of Directors of Mergerco and Dalton shall mutually approve.


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                  (c) Conversion Price. Subject to the provisions contained in this Agreement, each outstanding share of Dalton Common Stock will be converted into the right to receive 13,302.753 shares of GLBN Common Stock.

                  (d) Manner of Converting Shares.

                      (i) Subject to the provisions hereof, at the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

                          (1) Each of the shares of capital stock of Mergerco
issued and outstanding immediately prior to the Effective Date shall remain outstanding as shares of common stock of the Surviving Corporation; and

                          (2) Each outstanding share of Dalton Common Stock held
by the Stockholders shall be converted into 13,302.753 shares (or an aggregate to all Stockholders of 1,450,000 shares of GLBN Common Stock) of GLBN Common Stock in accordance with the provisions of Section 2(c) above (the "GLBN Shares"), and (x) 75,000 shares of the GLBN Shares (the "Holdback Amount") and
(y) an additional 100,000 shares of the GLBN Shares (the "Podell Escrow Amount") shall be then transferred to the Escrow Agent pursuant to the terms and conditions of an Escrow Agreement between Mergerco, GLBN, the Stockholders and the Escrow Agent (the "Escrow Agreement") in the form annexed hereto as Exhibit
C. The Holdback Amount, net of any amounts set off pursuant to Section 12(g) hereof, shall be released to the Stockholders 12 months after the Closing Date (the "Release Date") pursuant to the terms and conditions of the Escrow Agreement. The Podell Escrow Amount shall be released to the Stockholders pursuant to the terms and conditions of the Escrow Agreement. No fraction of a share of GLBN Common Stock will be issued. Instead, each fraction of a share shall be rounded so that the Stockholders shall receive the number of GLBN Common Stock set forth on Exhibit A.

                  (e) Unwinding Contingency. In the event that the approval of the transactions described herein by the NASD has not been procured on or before December 31, 2000, then the transactions described herein (the "Transactions") shall be rescinded and GLBN shall return to the Stockholders all of the issued and outstanding shares of Dalton and the Stockholders shall return to GLBN, the GLBN Shares. If the Transactions are rescinded pursuant to this Section, they shall be rescinded as of the Closing Date and each of the Stockholders, GLBN and Mergerco shall take reasonable actions to place each other, from an economic perspective, in the same relative position they would have been in if the Transactions had never occurred. If the Transactions are so rescinded, it is the intention of the Parties that the transactions be deemed never to have occurred for Tax purposes and the Parties shall file all Tax returns consistent with such intention. Any disputes with respect to the procedures for, and actions with respect to the unwinding of the Transactions will be subject to resolution by a nationally recognized independent public accounting firm determined by agreement of the Stockholders and GLBN at the time of the unwinding (the "Unwind Arbiter"); provided, however, that GLBN shall be responsible for any fees and expenses incurred by the Unwind Arbiter. If the Parties are unable to agree upon an Unwind Arbiter, each Party shall select an arbiter and the selected arbiters shall appoint the Unwind Arbiter. The decision of the Unwind Arbiter shall be final and binding on the Parties.

         3. Contingent Payments.

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             (a) Supplemental GLBN Shares. Notwithstanding the foregoing, if the
October Value is less than $12.50, then each Stockholder will be entitled to receive the Supplemental GLBN Shares; provided, however, that in no event shall GLBN be required to deliver an aggregate amount of Supplemental GLBN Shares in excess of the Maximum Number. GLBN shall issue and deliver the Supplemental GLBN Shares to the Stockholders as promptly as practicable but in no event later than November 30, 2001.

             (b) Contingent Cash Payments. In the event the product of the Maximum Number and the October Value is less than the aggregate amount of the Difference (this shortfall is hereinafter referred to as the "Shortfall"), then GLBN shall pay cash to each Stockholder (pro rata in proportion to their respective Difference) in an amount equal to the Shortfall; provided, however, that in no event shall GLBN be required to make aggregate cash payments pursuant to this Section 3 in excess of the Maximum Cash Amount. GLBN shall deliver the applicable cash payments to the Stockholders as promptly as practicable but in no event later than November 30, 2001.

         4. No Other Consideration. Other than as described in Sections 2 and 3 above, the Parties do not contemplate the exchange or payment of any other consideration, regardless of form. The GLBN Shares to be issued in connection with the consummation of the Exchange will not be registered pursuant to the Securities Act or under the applicable securities laws of the respective states where Mergerco, GLBN or Dalton are incorporated except as provided for herein. The number of Dalton Shares held by each Stockholder and the number of GLBN Shares that each Stockholder shall receive after the Exchange are all set forth on Exhibit A attached hereto.

         5. Closing.

             (a) The closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Swidler Berlin Shereff Friedman, LLP in New York on July 31, 2000, or at such other time and at such other place as may be mutually agreed upon by GLBN, Mergerco, Dalton and the Stockholders (the "Closing Date").

             (b) Documents to be Delivered by Dalton and the Stockholders. At the Closing, the Stockholders will deliver, or cause to be delivered, to Mergerco the following:

                (i) certificates of compliance or certificates of good standing of Dalton, as of the most recent practicable date, from the State of New York;

                (ii) stock certificates for the Dalton Shares duly endorsed in blank for transfer;

                (iii) duly executed employment agreements for David Avidon, Glenn Beyer, Steven A. Chananya, Alan Elkes, John DeMichiel, Justyn S. Feldman, David Mugrabi, David W. Reimer and Daniel Schapiro substantially in the form as attached hereto as Exhibit D;

                (iv) certificates of incumbency for the authorized officers of Dalton;

                (v) an opinion of counsel to Dalton substantially in the form as attached hereto as Exhibit E;


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                (vi)   duly executed Escrow Agreement between the Stockholders,
                       Mergerco, GLBN and the Escrow Agent, substantially on the form attached hereto as Exhibit C;

                (vii) a certificate of the Chief Executive Officer or President and Secretary of Dalton on the form attached hereto as Exhibit F;


                (viii) such other evidence of the performance of all covenants and satisfaction of all conditions required of Dalton and the Stockholders by this Agreement, at or prior to the Closing, as Mergerco or GLBN or its counsel may reasonably require;

                (ix) duly executed Registration Rights Agreement between GLBN and the Stockholders, substantially in the form as attached hereto as Exhibit G;


                (x) duly executed Lock Up Agreements (the "Lock Up") for David Avidon, Glenn Beyer, Steven A. Chananya, Alan Elkes, John DeMichiel, Ned Dubofsky, Justyn S. Feldman, Scott Lustig, David Mugrabi, David W. Reimer and Daniel Schapiro substantially in the form attached hereto as
                       Exhibit I;


                (xi) certified copy of resolutions of the directors and the Stockholders of Dalton approving the transactions set forth in this agreement; and

                (xii) duly executed Certificate of Merger in the form attached hereto as Exhibit B.


         (c) Documents to be Delivered by Mergerco and GLBN. Mergerco and GLBN will deliver or cause to be delivered to Dalton and the Stockholders:

                (i) certificates of good standing of Mergerco and GLBN, as of the most recent practicable date, from the appropriate governmental authority of the jurisdictions of Mergerco and GLBN's organization and any other United States jurisdictions in which Mergerco and GLBN are qualified to do business;

                (ii)   stock certificates representing the GLBN Shares;

                (iii) duly executed employment agreements for David Avidon, Glenn Beyer, Steven A. Chananya, Alan Elkes, John DeMichiel, Justyn S. Feldman, David Mugrabi, David W. Reimer and Daniel Schapiro substantially in the form as attached hereto as Exhibit D;

                (iv) a certified copy of resolutions of the directors of Mergerco and GLBN approving the transactions set forth in this Agreement;

                (v) certificates of incumbency for the authorized officers of Mergerco and GLBN;


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                (vi)   an opinion of counsel to Mergerco and GLBN substantially
                       in the form as attached hereto as Exhibit H;

                (vii) duly executed Escrow Agreement between the Stockholders, Mergerco, GLBN and the Escrow Agent, substantially in the form attached hereto as Exhibit C;

                (viii) duly executed Registration Rights Agreement between GLBN and the Stockholders substantially in the form as attached hereto as Exhibit G;

                (ix) a certificate of the Chief Executive Officer or President and Secretary of each of Mergerco and GLBN substantially in the form attached hereto as Exhibit I;

                (x) such other evidence of the performance of all covenants and satisfaction of all conditions required of Mergerco and GLBN by this Agreement, at or prior to the Closing, as the Stockholders or Dalton or its counsel may reasonably require; and

                (xi) duly executed Certificate of Merger in the form annexed hereto as Exhibit B.

         6. Representations and Warranties of Mergerco and GLBN. Mergerco and GLBN, jointly and severally, represent and warrant that as of the date hereof:

             (a) Investment Intent. The Dalton Shares are being acquired by GLBN for its own account with no intention of distributing the Dalton Shares to others. GLBN does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or otherwise distribute to any person or to have any person sell, transfer or otherwise distribute the Dalton Shares. Except as specifically contemplated hereby, GLBN is not presently engaged nor plans to engage within the presently foreseeable future in any discussion with any person regarding such a sale, transfer or other distribution of the Dalton Shares or any interest therein.

             (b) Compliance with Federal and State Securities Laws. GLBN understands that the Dalton Shares have not been registered under the Securities Act. GLBN understands that the Dalton Shares must be held indefinitely unless the sale or other transfer thereof is subsequently registered under the Securities Act or an exemption from such registration is available. GLBN understands that its right to transfer the Dalton Shares will be subject to certain restrictions, which include restrictions against transfer under the Securities Act and applicable state securities laws. In addition to such restrictions, GLBN realizes that it may not be able to sell or dispose of the Dalton Shares as there may be no public or other market for the Dalton Shares. GLBN understands that certificates evidencing the Dalton Shares shall bear a legend substantially as follows:

         THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE LAW. THEY MAY NOT BE OFFERED FOR SALE,


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

         SOLD, TRANSFERRED OR PLEDGED UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE LAW OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

             (c) Corporate Organization. GLBN and Mergerco each are duly organized, validly existing and in good standing under the laws of the states of Delaware and New York, respectively, and each has full corporate power, authority and legal right to own its properties and to conduct the businesses in which it is now engaged. GLBN is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction where the ownership or lease of its assets or the operation of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on GLBN. All of the capital stock of Mergerco is owned of record and beneficially by GLBN. Mergerco was formed solely for the purpose of effecting this Merger.

             (d) Authority. Each of Mergerco and GLBN have the corporate power and authority to execute and deliver this Agreement and to perform all of their respective covenants and agreements hereunder. This Agreement and the transactions contemplated hereby have been duly approved by the Board of Directors of each of Mergerco and GLBN.

             (e) Enforceability. This Agreement, the Registration Rights Agreement, the Employment Agreements, and the Escrow Agreement (collectively the "Operative Agreements") have been duly executed and delivered by each of Mergerco and GLBN and constitute valid and binding obligations of Mergerco and GLBN, enforceable against each of them in accordance with their terms, except that such enforcement may be limited by (i) bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally or by the principles governing the availability of specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in equity or at law), including requirements of reasonableness and good faith in the exercise of rights and remedies thereunder; and (ii) applicable laws and court decisions which may limit or render unenforceable certain terms and provisions contained therein, but which do not substantially interfere with the practical realization of the benefits thereof, except for the economic consequences of any procedural delay which may be imposed by, relate to or result from such laws and court decisions.

             (f) Noncontravention. The execution and delivery by Mergerco and GLBN of each of the Operative Agreements, the consummation and performance of the transactions herein contemplated, and compliance with the respective terms hereof and thereof by each of Mergerco and GLBN of the Operative Agreements by Mergerco and GLBN will not conflict with, result in a breach of or constitute a default under any indenture, mortgage, deed of trust or other material agreement, instrument or contract to which Mergerco or GLBN is now a party or by which it or any of its assets or properties is bound or the Certificate of Incorporation, as amended, or the bylaws of Mergerco or GLBN, in each case as amended, or any law, order, rule or regulation, writ, injunction, judgment, or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over Mergerco or GLBN or any of their respective business or properties, which conflict, breach or default could reasonably be expected to have a Material Adverse Effect on Mergerco or GLBN.

             (g) Capitalization.

                 (i) As of July 19, 2000, the authorized capital stock of Mergerco consists of 105 shares of Mergerco Common Stock, $.98 par value per share, of which one hundred shares are issued and outstanding and held by GLBN. There are no outstanding rights, options or warrants to purchase Mergerco Common Stock or any issued or outstanding securities of any nature convertible into Mergerco Common Stock.

                 (ii) As of July 19, 2000, the authorized capital stock of GLBN consists of (i) 25,000,000 shares of preferred stock, $.001 par value per share (the "GLBN Preferred Stock"), of which no shares are issued and outstanding;
(ii) 50,000,000 shares of GLBN Common Stock, of which, 14,742,208 shares are issued and outstanding; and (iii) 50,000,000 shares of GLBN Class A Common Stock, $0.001 par value per share of which 34,224,874 shares are issued and outstanding. The GLBN Disclosure Schedule sets forth a list of all options, warrants or other securities exercisable for, convertible into or exchangeable for GLBN Preferred Stock or GLBN Common Stock or other subscription, commitments or agreements for GLBN to issue GLBN Preferred Stock or GLBN Common Stock, as of the date hereof.

             (h) Approvals. Except for approval by the NASD, the execution, delivery and performance of this Agreement by Mergerco and GLBN does not require
(i) the consent, waiver, approval, license or authorization of or any filing with any person not a party to this Agreement or any governmental authority; or
(ii) the approval or authorization of the stockholders of GLBN, except where the failure to obtain any consent, waiver, approval, license or authorization would not have a Material Adverse Effect on GLBN and Mergerco taken as a whole.

             (i) Financial Statements. The audited consolidated financial statements of GLBN as of December 31, 1999 included in the GLBN Form 10-KSB filed with the SEC on March 30, 2000 and the unaudited consolidated financial statements of GLBN for the quarter ended March 31, 2000 included in the GLBN Form 10-QSB filed with the SEC on May 15, 2000 (collectively, the "GLBN Financial Statements") were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or to the extent footnotes thereto have been omitted) and fairly present (subject to normal audit adjustments in the case of the unaudited statements) the financial position of GLBN at the dates thereof and the consolidated results of the operations and statement of changes in financial position for the periods then ended.

             (j) Disclosure. The representations or warranties made by each of Mergerco and GLBN in this Agreement or in any other document or certificate furnished in connection herewith did not contain at the time made or, if set forth herein, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they are made, not misleading in any material respect.

             (k) SEC Filings. GLBN is current in its filings with the SEC pursuant to the requirements of the Securities Act and the Exchange Act and the rules promulgated thereunder (the "SEC Filings"). The SEC Filings:

                 (i) complied with the requirements of the Securities Act and the Exchange Act, as applicable; and

                 (ii) do not contain a misrepresentation of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading.

             (l) Undisclosed Liabilities. GLBN has no Liabilities, except for
(i) Liabilities set forth in the GLBN Financial Statements or otherwise set forth in its SEC Filings; (ii) Liabilities that have arisen since March 31, 2000 in the Ordinary Course of Business that are not reasonably likely to have a Material Adverse Effect; and (iii) Liabilities that singly or in the aggregate would not have a Material Adverse Effect on GLBN.

             (m) Legal Proceedings. Other than as set forth in GLBN's SEC Filings or on the GLBN Disclosure Statement, there are no (i) actions, suits, claims, investigations, or legal, administrative or arbitration proceedings pending or threatened against GLBN or Mergerco, whether at law or equity, or before or by any governmental authority; or (ii) judgments, decrees, injunctives or orders of any governmental authority or arbitration against GLBN or Mergerco, which, in any case, would prevent, enjoin or delay consummation of the Merger or the transactions contemplated hereby or could have a Material Adverse Effect on GLBN or Mergerco taken as a whole.

             (n) Mergerco. Mergerco is a newly formed corporation, organized by GLBN solely for the purposes of this Merger, and has no Liabilities.

             (o) Intellectual Property. GLBN owns, is licensed or otherwise has the right to use the GLBN Intellectual Property and the software used in its business, except for the GLBN Intellectual Property and/or the software, the loss of the use of which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on GLBN. Unless specifically noted in Schedule 6(o) of the GLBN Disclosure Schedule, (i) the use of the GLBN Intellectual Property and the software by GLBN does not infringe upon or otherwise violate the rights of any third party in or to such property (except as any software licensed or sold to GLBN by unrelated Persons may involve such infringement or violation) and (ii) no claim has been asserted or can be asserted, by any Person against GLBN with respect to the use of any item of the GLBN Intellectual Property or the software challenging or questioning the validity or effectiveness of such use of any such item, except for such infringements, violations or claims which are not reasonably likely, individually or in the aggregate (together with the items set forth in Schedule 6(o) of the GLBN Disclosure Schedule), to have a Material Adverse Effect on GLBN. GLBN has taken reasonable measures to protect the proprietary nature of each material item of the GLBN Intellectual Property and the software, and to maintain the confidentiality of all confidential information, that it owns or uses.

             (p) Absence Of Certain Changes Or Events. Except as contemplated by this Agreement or as disclosed in any SEC Filing since March 31, 2000, GLBN has conducted its business only in the Ordinary Course of Business and since such date, there has not been (a) a Material Adverse Change in GLBN, its assets, Liabilities, business, financial condition, (b) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of its capital stock or any redemption, purchase or other acquisition of any of its securities, or (c) any agreement by GLBN or Mergerco to take any of the actions described in this Section 6(p) except as expressly contemplated by this Agreement.

             (q) Registration Statement. The information supplied by GLBN or required to be supplied by GLBN (except to the extent revised or superseded by amendments or supplements) for inclusion in the registration statement, or any amendment or supplement thereto, (the "Registration Statement") pursuant to the Registration Rights Agreement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act. Notwithstanding the foregoing, GLBN makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Stockholders which is contained in or omitted from any of the foregoing documents.

         7. Representations and Warranties of Dalton and the Stockholders. Except as set forth on Dalton's disclosure schedule attached hereto (the "Dalton Disclosure Schedule"), each of the Stockholders severally represent and warrant as to Sections 7(a), (b), (c), (d), (f), (g), (h) and (j) and each of Dalton and the Stockholders (except for Dubofsky and Lustig), jointly and severally, that as of the date hereof:

             (a) Securities Holders. Each of the Stockholders listed on Exhibit A is the owner of record and beneficially of the Dalton Common Stock set forth beside their respective names on Exhibit A.

             (b) Receipt of Corporate Information. All requested documents pertaining to Mergerco and GLBN and the GLBN Common Stock (the "Documents"), have been delivered to such Stockholder and/or his or her advisors, and all of the Stockholders' questions and requests for information have been answered to the Stockholders' satisfaction.

             (c) Stockholders' and Dalton's Obligations. The Operative Agreements (including the Lock-Up Agreement as of the Closing Date constitute the valid and legally binding obligations of each such Stockholder and Dalton. Neither the execution of the Operative Agreements including the Lock-Up, nor the consummation of the transactions contemplated thereby, will constitute a violation of or default under, or conflict with, any judgment, decree, statute or regulation of any governmental authority applicable to Dalton or such Stockholder, where applicable, or any contract, commitment, agreement or restriction of any kind to which Dalton or such Stockholder, where applicable, is a party, which would prevent the consummation of any of the transactions contemplated by the Operative Agreements or the Lock-Up. The execution and delivery of these Operative Agreements and Lock-Up do not, and the consummation of the transactions described therein will not, violate any applicable law, mortgage, lien, agreement, indenture, lease or understanding (whether oral or written) of any kind outstanding relative to Dalton and such Stockholder, where applicable, which would prevent the consummation of any of the transactions contemplated by the Lock-Up and the Operative Agreements.

             (d) Share Ownership. The Dalton Shares are free and clear of all liens and encumbrances of any kind and nature and have not been sold, pledged, assigned or otherwise transferred. There are no agreements to sell, pledge, assign or otherwise transfer such Dalton Shares, except those contemplated by this Agreement.

             (e) Approvals. Except for approval by the NASD, the execution, delivery and performance of this Agreement by Dalton and the Stockholders does not require the consent, waiver, approval, license or authorization of or any filing with any person not a party to this Agreement or any governmental authority.

             (f) Stockholder's Risks. Each Stockholder acknowledges and understands that, notwithstanding the registration rights under Section 8(g) herein, the acquisition of the GLBN Shares in the Exchange involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity in this investment in that (i) such Stockholder may not be able to liquidate the investment in the event of an emergency; (ii) transferability is extremely limited; and (iii) in the event of a disposition, such Stockholder could sustain a complete loss of his or her entire investment. Such Stockholder is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of an investment in GLBN; has evaluated such merits and risks, including risks particular to such Stockholder's situation; and such Stockholder has determined that this investment is suitable for the Stockholder. Such Stockholder has adequate financial resources and can bear a complete loss of the Stockholder's investment.

             (g) Investment Intent. Notwithstanding the registration rights under Section 8(g) herein, the GLBN Shares are being acquired for such Stockholder's own account with no intention of distributing such securities to others. Such Stockholder has no contract, undertaking, agreement or arrangement with any person to sell, transfer or otherwise distribute to any person or to have any person sell, transfer or otherwise distribute the GLBN Shares for such Stockholder. Such Stockholder is not presently engaged or plans to engage within the presently foreseeable future, in any discussion with any person regarding such a sale, transfer or other distribution of the GLBN Shares or any interest therein, except for those GLBN shares to be registered pursuant to the registration rights in Section 8(g) herein.

             (h) Compliance with Federal and State Securities Laws. Each Stockholder understands, notwithstanding the registration rights in Section 8(g) herein, the GLBN Shares have not been registered under the Securities Act. Each Stockholder understands that the GLBN Shares must be held indefinitely unless the sale or other transfer thereof is subsequently registered under the Securities Act or an exemption from such registration is available. Each Stockholder understands that such Stockholder's right to transfer the GLBN Shares will be subject to certain restrictions, which include restrictions against transfer under the Securities Act and applicable state securities laws. In addition to such restrictions, each Stockholder realizes that it may not be able to sell or dispose of the GLBN Shares as there may be no public or other market for the GLBN Shares. Each Stockholder understands that certificates evidencing the GLBN Shares shall bear a legend substantially as follows:

         THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE LAW. THEY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE LAW OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

             (i) Corporate Organization. Dalton is duly organized, validly existing and in good standing under the laws of the state of its incorporation and has full corporate power, authority and legal right to own its properties and to conduct the businesses in which it is now engaged. Dalton is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction where the ownership or lease of its assets or the operation of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Dalton. Dalton does not have any subsidiaries.

             (j) Enforceability. The Operative Agreements and the Lock-Up have been duly executed and delivered and constitute the valid and legally binding obligation of Dalton and each Stockholder, where applicable, enforceable against Dalton and the Stockholders, where applicable, in accordance with their terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally or by the principles governing the availability of specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in equity or at law), including requirements of reasonableness and good faith in the exercise of rights and remedies thereunder; and (ii) applicable laws and court decisions which may limit or render unenforceable certain terms and provisions contained therein, but which do not substantially interfere with the practical realization of the benefits thereof, except for the economic consequences of any procedural delay which may be imposed by, relate to or result from such laws and court decisions.

             (k) Noncontravention. Neither the execution and delivery of the Operative Agreements and the Lock-Up by Dalton and the Stockholders, nor the consummation of the transactions contemplated thereby, nor the performance by Dalton and the Stockholders of their covenants and agreements hereunder (i) violates any provision of the Certificate of Incorporation or Bylaws of Dalton;
(ii) violates any existing law, statute, ordinance, regulation, or any order, judgment or decree of any court or governmental agency to which Dalton is a party or by which any of its assets are bound; or (iii) conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any Lien pursuant to the terms of any indenture, mortgage, real property lease, securities purchase agreement, credit or loan agreement or other material agreement to which Dalton is a party or by which Dalton or any of its assets are bound, to the extent such violation thereof, conflict therewith, breach thereof, default thereunder or termination thereof would have a Material Adverse Effect on Dalton.

             (l) Capitalization. The authorized capital stock of Dalton consists of 1,000,000 shares of Dalton Common Stock, of which, prior to the Merger, 109 shares are issued and outstanding. Schedule 7(l) of the Dalton Disclosure Schedule sets forth a list of all options, warrants or other securities exercisable for, convertible into or exchangeable for Dalton Common Stock or other subscription, commitments or agreements for Dalton to issue Dalton Common Stock. The Dalton Shares have been duly, legally and validly issued, and are fully paid and nonassessable.

             (m) Legal Proceedings. There are no (i) actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or, to the knowledge of each of the Stockholders, threatened against Dalton, whether at law or in equity, in arbitration or before or by any governmental authority or the NASD; (ii) judgments, decrees, injunctions or orders of any governmental authority, the NASD or arbitrator against Dalton; or (iii) any client complaints, which, in any case, could have a Material Adverse Effect on Dalton.

             (n) Taxes. Dalton has accurately prepared and timely filed or has had accurately prepared and timely filed on its behalf all Tax returns which are required to be filed by it, and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes imposed on it or any of its property by any taxing authority which are due and payable (other than, in each case, those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the Dalton Financial Statements; or which the failure to file or pay would not result in a Material Adverse Effect on Dalton), and to the Knowledge of its Stockholders, no tax liens have been filed, nor have claims been asserted in writing with respect to any such taxes, except for liens for Taxes not yet due and payable. Dalton is and has been treated as a Subchapter S corporation for federal income tax purposes and has made a valid Subchapter S election.

             (o) Related Party Transactions. No current Stockholder, or current, or to the Knowledge of the Stockholders, former director, officer or employee of Dalton nor any "affiliate" (as defined in the rules and regulations promulgated under the Exchange Act) of any such person, is currently, or has been, directly or indirectly through its affiliation with any other person or entity, a party to any transaction (other than as an employee, consultant or stockholder) with Dalton, as the case may be, providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments from or to any such person

             (p) Leased Premises. Schedule 7(p) of the Dalton Disclosure Schedule sets forth and describes all leases or agreements to lease under which Dalton leases any Real Property. Complete and correct copies of the Lease have been provided to Mergerco. Dalton is exclusively entitled to all rights and benefits as lessee under the Lease and Dalton has not sublet, assigned, licensed or otherwise conveyed any rights in the Leased Premise or in the Lease to any other Person. Dalton is not in default of any of its material obligations under the Lease which would entitle the landlord thereunder to terminate the Lease, and, to the Knowledge of Stockholders, none of the landlords or other parties to the Lease are in default of any of their obligations under the Lease. To the Knowledge of Stockholders, the use by Dalton of the Leased Premise is not in breach of any building, zoning or other statute, by-law, ordinance, regulation, covenant or restriction. Dalton has adequate rights of ingress to and egress from the Leased Premise for the operation in the Ordinary Course of Business.

             (q) Real Properties. Dalton does not own or have any right, title or interest in any real property except for the Dalton's leasehold interest in the Leased Premises.

             (r) Title to Assets. Dalton is the owner of and has good and marketable title to all of its properties and assets, including, without limitation, all properties and assets reflected in the Dalton Financial Statements and all properties and assets acquired by Dalton after Balance Sheet Date, free and clear of all Encumbrances whatsoever, except for:

                 (i) the properties and assets disposed of, or utilized by Dalton since Balance Sheet Date in the Ordinary Course of Business;

                 (ii) the Encumbrances disclosed or reflected in the Dalton Financial Statements;

                 (iii) liens for Taxes not yet due and payable;

                 (iv) the Encumbrances described in Schedule 7(r) of the Dalton Disclosure Schedule; and

                 (v) those that would in the aggregate not have a Material Adverse Effect on the Business.

         No other Person owns any assets which are being used in the Business, except for the Leased Premises and personal property leased by Dalton. There are no agreements or commitments to purchase property or assets by Dalton, other than in the Ordinary Course of Business.

             (s) Intellectual Property. Schedule 7(s) of the Dalton Disclosure Schedule sets forth an accurate, correct and complete list, as of the date hereof, of (i) all registered trademarks, registered copyrights, registered service marks, trade dress, logos, trade names and corporate names of Dalton; and (ii) all commercially available software (the "Software") purchased or licensed by Dalton that has been expensed, if the cost of such Software was greater than $15,000, and all such Software capitalized on Dalton's book and records at any time within the last three (3) fiscal years. Unless specifically noted in Schedule 7(s) of the Dalton Disclosure Schedule, Dalton owns, is licensed or otherwise has the right to use the Dalton Intellectual Property and the Software used in the Business, except for the Dalton Intellectual Property and/or the Software, the loss of the use of which is not reasonably likely, individually or in the aggregate (together with the items set forth in Schedule 7(s) of the Dalton Disclosure Schedule), to have a Material Adverse Effect on Dalton. Unless specifically noted in Schedule 7(s) of the Dalton Disclosure Schedule, (i) the use of the Dalton Intellectual Property and the Software by Dalton does not infringe upon or otherwise violate the rights of any third party in or to such property (except as any Software licensed or sold to Dalton by unrelated Persons may involve such infringement or violation) and (ii) no claim has been asserted, and to the Stockholders Knowledge, no claim can be asserted, by any Person against Dalton with respect to the use of any item of the Dalton Intellectual Property or the Software challenging or questioning the validity or effectiveness of such use of any such item, except for such infringements, violations or claims which are not reasonably likely, individually or in the aggregate (together with the items set forth in Schedule 7(s) of the Dalton Disclosure Schedule), to have a Material Adverse Effect on Dalton. Dalton has taken reasonable measures to protect the proprietary nature of each material item of the Dalton Intellectual Property and the Software, and to maintain the confidentiality of all Confidential Information, that it owns or uses.

             (t) Indebtedness. Schedule 7(t) of the Dalton Disclosure Schedule describes, as of June 30, 2000, all outstanding loans of Dalton. Dalton is current on all payments of principal and interest with respect to such indebtedness.

             (u) Financial Statements.

                 (i) Schedule 7(u) of the Dalton Disclosure Schedule hereto contains true and complete copies of (i) the unaudited balance sheet (the "Balance Sheet") of Dalton as of June 30, 2000 (the "Balance Sheet Date") and the related unaudited statements of income and cash flow for the five-month period then ended, and (ii) the audited balance sheets of Dalton at December 31, 1997, 1998 and 1999 and the related audited statements of income, shareholders' equity and cash flow for the fiscal years then ended (the financial statements described in clauses (i) and (ii) above together with the auditor's report and the notes thereto are collectively referred to as the "Dalton Financial Statements").

                 (ii) The Dalton Financial Statements have been prepared in conformity with GAAP applied on a consistent basis during the periods covered thereby (except as may have been indicated in the notes thereto or to the extent footnotes thereto have been omitted). The Dalton Financial Statements present fairly the financial condition of Dalton as of the dates indicated therein and the results of operations and changes in financial position of Dalton for the period specified therein, subject in the case of Unaudited Financial Statements, to normal year-end adjustments.

             (v) Events Subsequent to June 30, 2000.

                 Since the Balance Sheet Date, there has not been any Material Adverse Change in Dalton, its Assets, Liabilities, Business, financial condition, operations, results of operations, or future prospects. Without limiting the generality of the foregoing, since that date:

                 (i) Dalton has not entered into any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) either involving more than $10,000 or outside the Ordinary Course of Business;

                 (ii) Dalton has not imposed or, to the Stockholders Knowledge, has any third party imposed any Security Interest upon any of Dalton's material assets, tangible or intangible other than as described in the Dalton Disclosure Schedule or in the Ordinary Course of Business;

                 (iii) Dalton has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

                 (iv) Dalton has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans or acquisitions), other than in connection with its proprietary trading account activities, either involving more than $10,000 or outside the Ordinary Course of Business;

                 (v) Dalton has not created, incurred, assumed, or guaranteed any indebtedness (including capitalized lease obligations), involving more than $10,000, outside the Ordinary Course of Business;

                 (vi) Dalton has not delayed or postponed (beyond the Ordinary Course of Business) the payment of accounts payable and other liabilities;

                 (vii) Dalton has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

                 (viii) Dalton has not granted any license or sublicense of any rights under or with respect to any Dalton Intellectual Property;

                 (ix) There has been no change made or authorized in Dalton's Certificate of Incorporation or Bylaws;

                 (x) Dalton has not issued, sold, or otherwise disposed of any of its securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its securities;

                 (xi) Dalton has not declared, set aside, or paid any dividend or distribution with respect to any of its securities or redeemed, purchased, or otherwise acquired any of its securities;

                 (xii) Dalton has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to any of its Assets;

                 (xiii) Dalton has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

                 (xiv) Dalton has not granted any increase in the base compensation of any of Dalton's managers, officers, and employees other than in the Ordinary Course of Business;

                 (xv) Dalton has not adopted any bonus, profit-sharing, incentive compensation, pension, retirement, medical, hospitalization, life, or other insurance, severance or other similar plan, contract, or commitment for any of Dalton's directors, officers, and employees, or modified or terminated any existing such plan, contract, or commitment;

                 (xvi) Dalton has not made any other material change in employment terms for any of Dalton's directors, officers, and employees;

                 (xvii) There has been no occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Dalton which would have a Material Adverse Effect; and

                 (xviii) Dalton has not committed to any of the foregoing.

             (w) Undisclosed Liabilities. Dalton has no Liabilities, except for,
(i) Liabilities set forth in the Dalton Financial Statements as described herein, (ii) Liabilities that have arisen after the Balance Sheet Date in the Ordinary Course of Business, and (iii) Liabilities that singly or in the aggregate, would not have a Material Adverse Effect upon Dalton.

             (x) Internal Controls. Dalton maintains internal controls with respect to its books, records, finances, client and margin accounts and other operations as are required under rules and regulations promulgated by the SEC, NASD and self regulatory organizations ("SRO"), and which are in accordance with standard industry practices.

             (y) Employee Benefit and Pension Plans.

                 (i) Dalton has provided true and complete copies (or, in the case of bonus or other incentive plans, summaries thereof and financial data with respect thereto) of all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plans, all other material employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all material medical, vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted by, maintained by, sponsored in whole or in part by, or contributed to by Dalton or any Affiliate thereof for the benefit of any employee or under which any employee is eligible to participate and under which Dalton could have any liability contingent or otherwise (collectively, the "Dalton Benefit Plans"). Any of the Dalton Benefit Plans which is an "employee pension benefit plan", as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Dalton ERISA Plan". No Dalton Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.
Schedule 7(y) of the Dalton Disclosure Schedule lists of all of the Dalton Benefit Plans.

                 (ii) All Dalton Benefit Plans are in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations, such that any violation thereof would not have a Material Adverse Effect on Dalton.

                 (iii) All liabilities under any Dalton Benefit Plan are fully accrued or reserved against in all material respects in the Dalton Financial Statements in accordance with GAAP. No Dalton ERISA Plan which is a defined benefit pension plan has any "unfunded current liability", as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities", as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

                 (iv) Dalton has no obligations for retiree health and life benefits under any Dalton Benefit Plan or otherwise. There are no restrictions on the rights of Dalton to amend or terminate any such Dalton Benefit Plan without incurring any material liability thereunder, except for such restrictions as would not have a Material Adverse Effect on Dalton.

                 (v) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any employees under any Dalton Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Dalton Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

             (z) Labor Matters and Employment Standards.

                 (i) Dalton is not subject to any agreement with any labor union or employee association and has not made any commitment to or conducted negotiations with any labor union or employee association with respect to any future agreement and, to the Knowledge of the Stockholders, during the period of 5 years preceding the date of this Agreement there has been no attempt to organize, certify or establish any labor union or employee association in relation to any of the employees of Dalton.

                 (ii) There are no existing or, to the Knowledge of the Stockholders, threatened labor strikes or labor disputes, grievances, controversies or other labor troubles affecting Dalton or the Business.

                 (iii) Dalton has complied in all material respects with all laws, rules, regulations and orders applicable to it relating to employment, including those relating to wages, hours, collective bargaining, occupational health and safety, workers' hazardous materials, employment standards, pay equity and workers' compensation. There are no outstanding charges or complaints against Dalton relating to unfair labor practices or discrimination or under any legislation relating to employees which would have a Material Adverse Effect upon Dalton.

            (aa) Contracts. The Dalton Disclosure Schedule lists the following contracts, whether written or oral, to which Dalton is a party:

                 (i) any contract to provide employee benefit administrative services and health care management services other than those described in
Section 7(y);

                 (ii) any contract (or group of contracts) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum;

                 (iii) any contract (or group of contracts) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services which either (x) calls for performance over a period of more than one year and require payments or yields receipts of more than $10,000 in a 12 month period or (y) requires payments or yields receipts of more than $50,000 in the aggregate;

                 (iv) any contract concerning a partnership or joint venture;

                 (v) any contract (or group of contracts) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                 (vi) any contract concerning confidentiality or non-competition or non-solicitation;

                 (vii) any contract with any of Dalton's managers, officers, and employees in the nature of a collective bargaining agreement, employment agreement, or severance agreement; and

                 (viii) any other contract (or group of related contracts) either involving more than $10,000 or not entered into in the Ordinary Course of Business.

             Dalton has delivered to GLBN a correct and complete copy of each written contract listed in Schedule 7(aa) of the Dalton Disclosure Schedule. With respect to each written contract so listed: (A) the written contract is legal, valid, binding and enforceable as to Dalton, in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or similar affecting the enforcement of creditors rights generally or by the principles governing the availability of specific performance, injunctive relief and other equitable remedies

(regardless of whether such enforceability is considered in equity or at law), including requirements of reasonableness and good faith in the exercise of rights and remedies thereunder; and (ii) applicable laws and court decisions which may limit or render unenforceable certain terms and provisions contained therein, but which do not substantially interfere with the practical realization of the benefits thereof, except for the economic consequences of any procedural delay which may be imposed by, relate to or result from such laws and court decisions, and is in full force and effect; (B) the written contract (except for each contract between Dalton and the parties executing employment agreements attached hereto as Exhibit D) will continue to be legal, valid, binding, and enforceable as to Dalton and in full force and effect on identical terms following the Closing; (C) Dalton is not and, to the Knowledge of the Stockholders, no other party is in breach or default, and no event has occurred with notice or lapse of time, or both, that would constitute a breach or default or permit termination, modification, or acceleration, under the written contract which would result in a Material Adverse Effect on Dalton; and (D) Dalton has not, and to the Knowledge of the Stockholders no other party has, repudiated any provision of the written contract in each case except those which would not have a Material Adverse Effect.

             (bb) Customer Accounts. Schedule 7(bb) of the Dalton Disclosure Schedule lists, as of a date within five (5) business days of the date hereof, all client accounts maintained by Dalton, indicates whether such accounts are discretionary, the net worth of each client's account, and whether the accounts are cash or margin.

             (cc) Accounts Payable. Schedule 7(cc) of the Dalton Disclosure Schedule sets forth all of the accounts payable of Dalton over $7,500 as of a date within five (5) business days of the date hereof, identifying each such account by name, and total amount due thereunder. Accounts payable of Dalton are reflected in accordance with GAAP in the books and records of Dalton and all such payables represent accounts for bona fide purchases of goods or services by Dalton in connection with the Business.

             (dd) Powers of Attorney. Except as may be required by the NASD, there are no outstanding powers of attorney executed on behalf of Dalton.

             (ee) Insurance. Schedule 7(ee) of the Dalton Disclosure Schedule sets forth, with respect to each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) to which Dalton is a party, a named insured, or otherwise the beneficiary of coverage as of the date of this Agreement (i) the name of the insurer, (ii) the name of the policyholder, (iii) the name of each covered insured, (iv) the policy number, and (v) the period of coverage. Dalton has delivered to Mergerco true and complete copies of insurance policies to which Dalton was a party, a named insured or otherwise a beneficiary of coverage during the past three years.

             With respect to each insurance policy of Dalton: (A) to the Knowledge of the Stockholders, the policy is legal, valid, binding and enforceable and in full force and effect; (B) neither Dalton nor, to the Knowledge of the Stockholders, any other party is in breach or default (including with respect to the payment of premiums or the giving of notices), and which would have a Material Adverse Effect on Dalton, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification, or acceleration, under the policy; and (C) neither Dalton nor, to the Knowledge of the Stockholders, any other party to the policy has repudiated any provision thereof. Schedule 7(ee) of the Dalton Disclosure Schedule describes any self-insurance arrangements affecting Dalton.

             (ff) Licenses. Dalton owns or validly holds all licenses, franchises, permits, approvals, authorizations and registrations that are necessary for it to own, lease or operate its properties and assets and to conduct its Business as now conducted and the failure to own or hold such licenses, franchises, permits, approvals, authorizations and registrations would not have a Material Adverse Effect on Dalton. The Business has been and is being conducted in compliance with all such licenses, franchises, permits, approvals, authorizations and registrations, except where any noncompliance would not have a Material Adverse Effect on Dalton. All such licenses, franchises, permits, approvals, authorizations and registrations are in full force and effect, and there is no proceeding or investigation pending or, to the Stockholders' Knowledge, threatened that would reasonably be expected to have a Material Adverse Effect on Dalton.

             (gg) Brokers' Fees. Dalton does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which it, Mergerco or GLBN could become liable or obligated.

             (hh) Government Regulation.

                  (i) Dalton is duly registered as a securities broker-dealer under the Exchange Act, and as a broker-dealer in all of the States listed on
Schedule 7(hh) of the Dalton Disclosure Schedule and Dalton is a member in good standing of the NASD. Schedule 7(hh) sets forth a complete and accurate list of all employees of Dalton who are registered as associated persons of a broker-dealer with the NASD and the various state regulatory agencies as applicable, as of a date within five (5) business days from the date hereof. No other employee or agent of Dalton is required to be registered with the NASD as an associated person or principal by virtue of his activities or otherwise. Dalton has delivered a true and correct copy of the NASD Membership Agreement currently in effect to Mergerco. Dalton is in compliance with the terms of the NASD Membership Agreement.

                  (ii) Dalton is in compliance with, or exempt from, all federal and state laws and regulations relating or applicable to it and to its business, including, without limitation, the Exchange Act, the Securities Act, the Investment Advisors Act of 1940, as amended, the Investment Company Act of 1940, as amended, the Commodities Exchange Act, all state Blue Sky laws, and all rules, regulations, guidelines and policies promulgated under the foregoing, or by the NASD, any SRO or other regulatory authority having jurisdiction over the Company ("Agency"), except where such failure to comply would not have a Material Adverse Effect on Dalton. Neither Dalton nor any principal or associated Person of Dalton has been subject to sanctions, fines or other similar action by any Agency, SRO or the NASD. There are no ongoing, or to the Stockholders' Knowledge, threatened actions, investigations or proceedings naming Dalton or any of its associated Persons by any third party, including the SEC, NASD, SRO, and any Agency.

                  (iii) Dalton has filed with the SEC and all other appropriate Agencies and NASD, all forms, (including Form BD), financial and other reports and all documents required to be filed pursuant to the foregoing laws and other requirements and any other applicable laws, and the rules and regulations thereunder, except where such failure to comply would not have a Material Adverse Effect on Dalton. Dalton has made available to Mergerco and GLBN, true and complete copies of all such forms, notices, registrations and other filings, as amended to date, and copies of all current reports and information required to be kept by Dalton pursuant to applicable federal and state statutes. The information contained in such forms, registrations, filings and reports was true and complete in all respects at the time of filing, and did not contain any untrue statement of material fact or omit to state a material fact required to make the statements therein, in light of the circumstances under which they were made, not misleading, and which would have a Material Adverse Effect on Dalton.

             (ii) Banking Arrangements. Schedule 7(ii) of the Dalton Disclosure Schedule sets forth a complete list of the name of each bank in or with which Dalton has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box, including the names of all persons currently authorized to draw thereon or having access thereto.

             (jj) Disclosure. The representations or warranties made by each of Dalton and the Stockholders in this Agreement or in any other document or certificate furnished in connection herewith did not contain at the time made or, if set forth herein, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they are made, not misleading in any material respect.

         8.  Covenants and Undertakings.

             (a) Conduct of the Business of Dalton Prior to Closing. Except with the prior consent in writing of GLBN, the Stockholders covenant, between the date of this Agreement and the Closing, that Dalton will not take any action or fail to take any action that will result in the Business of Dalton being conducted otherwise than in the Ordinary Course of Business and that the Stockholders will not, except as otherwise provided in this Agreement:

                (i) cause the organization of Dalton to be dissolved;

                (ii) cause Dalton's customary levels and standards of service, Business practices and procedures to be changed in any material respect;

                (iii) cause any existing bonds and policies of insurance insuring Dalton and the Assets to be reduced from their present limits;

                (iv) cause any contract, commitment, arrangement or transaction to be entered into other than in the Ordinary Course of Business;

                (v) cause any change to Dalton's Certificate of Incorporation or Bylaws or to Dalton's authorized, issued or outstanding capital stock, or cause any distributions or dividends on Dalton's capital stock to be paid other than a distribution to Stockholders not to exceed $50,000 in the aggregate relating to the tax liabilities of the Stockholders prior to the Closing Date;

                (vi) cause any option or right to purchase any securities of Dalton to be granted or issued or cause any securities of Dalton to be purchased, redeemed, retired or otherwise acquired, or cause any agreement to do any of the foregoing to be entered into;

                (vii) cause Dalton's accounting methods or practices to change;

                (viii) cause the business records of Dalton to be maintained in any manner other than in the same manner as currently maintained;

                (ix) cause Dalton to fail to make capital expenditures, collect receivables and pay payables other than in the Ordinary Course of Business;

                (x) cause Dalton to take any action or fail to take any action which would or could violate the rules and regulations promulgated by the SEC, NASD or Agency or SRO and which could have a Material Adverse Effect on Dalton; and

                (xi) without limiting the foregoing, cause any distribution of cash or property to any person other than in the Ordinary Course of the Business.

             (b) Covenants. During the period commencing on the date hereof and continuing through the Closing Date, the parties agree (except as expressly contemplated by this Agreement or to the extent that the parties shall otherwise consent in writing) that:

                 (i) Access. Dalton shall permit, and shall cause its members, officers, directors, key employees and advisors to permit Mergerco and GLBN and its accountants, counsel, other representatives and agents reasonable access during normal business hours to the books and records, facilities, key personnel, independent accountants and counsel, as reasonably requested by Mergerco and GLBN or its representatives in connection with their due diligence review of Dalton and its affairs and operations and, during such period, shall furnish promptly to Mergerco and GLBN, without request, a copy of each report, notice and other document filed or received by, or on behalf of, Dalton pursuant to the requirements of applicable regulatory law and, upon request, all other information pertaining to the Business, or Dalton's operations and personnel. Mergerco and GLBN will conduct such review so as to minimize any interference with the normal conduct of the Business. GLBN shall make its representatives available to respond to appropriate questions from the Stockholders pertaining to its financial condition, business and results of operations and shall, to the extent allowed under applicable law, make available to the Stockholders for inspection any documents relating to GLBN, its business or operations.

                 (ii) Obtaining Approvals. The parties hereto shall obtain (and cooperate with each other in obtaining) any consent, authorization or approval of, or exemption by, any governmental body or agency or instrumentality thereof required to be obtained by Dalton or the Stockholders or GLBN or Mergerco in connection with the transactions contemplated by this Agreement, and shall obtain prior to the Closing each consent to, and authorization or approval of any other person or entity to or as a result of, the consummation of the transactions contemplated hereby.

                 (iii) Tax Assessments and Audits. Dalton shall furnish promptly to Mergerco and GLBN a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to the operations of the Business for periods ending prior to the Closing Date.

                 (iv) Satisfaction of Conditions Precedent. The parties shall use their commercially reasonable efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Sections 8, 9 and 10 of this Agreement.

                 (v) Employee Matters. Except as otherwise provided in the employment contracts to be executed in connection herewith between Dalton and each of David Avidon, Glenn Beyer, Steven A. Chananya, Alan Elkes, John DeMichiel, Justyn S. Feldman, David Mugrabi, David W. Reimer and Daniel Schapiro, nothing in this Agreement shall be construed to (i) entitle any employee (or leased employee) of Dalton to any position of employment or any other arrangement or any specific compensation from Mergerco or GLBN or any Affiliate of Mergerco or GLBN; (ii) entitle any employee of Dalton to any benefits or service credit under any pension, profit sharing, health, or welfare benefit plan or any severance plan sponsored by Mergerco or GLBN or any Affiliate of Mergerco or GLBN; or (iii) obligate Mergerco or GLBN or any Affiliate of Mergerco or GLBN to offer any particular benefit at any particular level with respect to any such person. Unless otherwise specifically set forth in an agreement in writing between such parties, the employment or other relationship of any employee of Dalton who becomes an employee of Mergerco or GLBN or any Affiliate of Mergerco or GLBN or any other right or benefit of such employee shall be terminable at any time, with or without cause, by such employee and the entity by which he or she is engaged.

                 (vi) Taxes. The Stockholders shall cause Dalton to prepare and file a federal tax return for periods or portions of periods prior to Closing as a Subchapter S Corporation. All federal tax returns required to be filed for periods or portions of periods as of the Closing Date and subsequent to the Closing shall be the responsibility of Mergerco and GLBN. Neither Mergerco nor GLBN shall be responsible for any federal, state or local taxes prior to the Closing, such liabilities to be satisfied by the Stockholders. The Stockholders shall not be responsible for any federal, state or local taxes subsequent to the Closing. Mergerco and GLBN shall be responsible for any federal, state or local taxes subsequent to the Closing. Dalton covenants and agrees that it will timely pay any and all state and local sales and use taxes and transactions and use taxes which become due prior to the Closing. GLBN and Mergerco covenant and agree that they will timely pay any and all state and local sales and use taxes and transactions and use taxes which become due on or after the Closing.

                 (vii) Exclusivity. Neither Dalton, the Stockholders, nor any of Dalton's or the Stockholders' Affiliates or any of their respective members, officers, or directors or any investment banker, attorney, accountant or other representative retained by Dalton or any of Dalton's Affiliates, shall solicit or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal to acquire in any manner the securities of Dalton. Dalton shall immediately advise GLBN in writing of any such proposals.

                 (viii) Exchange Act Requirements. The Stockholders covenant and agree that they will cause Dalton to maintain compliance with all financial and reporting requirements under the Exchange Act as well as all NASD regulatory requirements of a securities broker-dealer, including, but not limited to, the minimum net worth and capital requirements.

                 (ix) NASD Notification. The parties agree to cooperate in giving notice to the NASD of the change of control of Dalton following the date of this Agreement.

             (c) Consents and Legal Conditions to Closing. Each of Mergerco, GLBN, Dalton and the Stockholders will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on each of them with respect to the Closing. Each party shall obtain, prior to Closing, all consents required and shall deliver copies of such consents to the other party immediately upon the receipt thereof.

             (d) Confidentiality Obligations. Each party acknowledges that from and after the Closing, each party and their respective Affiliates will have a legitimate and continuing proprietary interest in the protection of trade secrets and confidential information, knowledge and data of Dalton and the Business of Dalton and any similar information with respect to Mergerco and GLBN or any of their respective Affiliates (collectively, the "Confidential Information"). Except as disclosure may be ordered by a governmental entity of competent jurisdiction, each party agrees that it and its Affiliates will maintain and cause to be maintained the confidentiality of all Confidential Information, which is held by or known to any of them and shall not disclose the Confidential Information to any improper person. In the event that any party or any of its Affiliates is notified that it is or may become legally compelled to disclose any of the Confidential Information, such person will provide the other party with prompt written notice of the existence, terms and circumstances surrounding such notice so that such other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section. Each party hereby represents and warrants that neither they nor to their Knowledge any of their Affiliates have disclosed any Confidential Information to any third party that has not been advised of and agreed to be bound by the confidentiality provisions hereof, nor shall they or any of their Affiliates use any Confidential Information for any of their benefit or the benefit of any other person outside of the transaction contemplated hereby or in connection with the operation of the Business. Information, knowledge or data shall not be deemed to be Confidential Information to the extent that it is or becomes generally available to the public other than as a result of a wrongful disclosure by any party hereto or its Affiliates, or becomes available to the disclosing party on a nonconfidential basis from a source other than any party hereto or its Affiliates.

             (e) Intentionally left blank.

             (f) Lock-Up Agreement. At the Closing, the Stockholders shall sign a lock-up agreement, a form of which is attached hereto as Exhibit J.

             (g) Registration Rights. After the Closing, GLBN agrees to register 450,000 shares of the GLBN Shares for sale under the Securities Act, pursuant to the terms and conditions of the Registration Rights Agreement between GLBN and the Stockholders, attached hereto as Exhibit G and to use its best efforts to cause such registration statement to become effective on or before 120 days from the Closing Date.

             (h) Tax Treatment. From and after the Closing Date, GLBN will treat the Merger as a reorganization within the meaning of Section 368(a) of the Code for all tax purposes, will file with the Internal Revenue Service the information required to be filed pursuant to Treasury Regulation Section 1.368-3(a), and will retain such records required to be retained pursuant to Treasury Regulation Section 1.368-3(c). Following and after the Closing Date, GLBN will cause Dalton to continue its historic business or use a significant portion of its historic assets in a business. Following the Merger, GLBN will not cause Dalton to issue additional shares of its stock (or securities, options, warrants or instruments giving the holder thereof the right to acquire

Dalton stock) or take any other action that would result in GLBN losing control of Dalton within the meaning of section 368(c) of the Code, except that GLBN may transfer all of the stock of Dalton to a corporation controlled by GLBN in accordance with Treas. Reg. ss. 1.368-2(k)(2).

             (i) Podell Employment Agreement. From and after the Closing Date, GLBN and Dalton Kent shall use their best efforts to promptly negotiate and enter into an employment agreement with Mr. Jordan S. Podell on terms substantially similar to those contained in the Exhibit D, and providing that Mr. Podell is to receive options to purchase 250,000 shares of the common stock, par value $0.001 per share, of GlobalNet Securities Holding Corp., a subsidiary of GLBN.

         9. Conditions Precedent to Obligations of Mergerco and GLBN. The obligations of Mergerco and GLBN to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Mergerco and GLBN, for purposes of consummating such transactions. Dalton shall have delivered to Mergerco and GLBN a certificate substantially in the form of Exhibit K hereto, dated as of the Closing Date and certifying to the fulfillment of certain of the following conditions. Such certificate shall be deemed representations and warranties of Dalton and the Stockholders hereunder.

             (a) Representations True at Closing. The representations and warranties made by Dalton and the Stockholders in this Agreement and the Dalton Disclosure Schedule shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date (except for changes disclosed in the above-described certificate or occurring in the Ordinary Course of Business which do not singly or in the aggregate constitute a Material Adverse Effect on Dalton).

             (b) Covenants of Dalton and the Stockholders. Dalton and the Stockholders shall have performed in all material respects all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date.

             (c) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency, legislative body or the NASD to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the Business of Dalton, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of Mergerco and GLBN, would have a Material Adverse Effect.

             (d) Opinion of Counsel. An opinion of counsel for shall have been delivered to Mergerco and GLBN dated as of the Closing Date, substantially in form and substance of the opinion attached hereto as Exhibit E.

             (e) Consents, Approvals and Waivers. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all third parties whose consent or waiver is required, as set forth in Schedule 9(e) of the Dalton Disclosure Schedule, and by all regulatory authorities whose approvals are required by law.

             (f) Employment Agreements. Each of David Avidon, Glenn Beyer, Steven A. Chananya, Alan Elkes, John DeMichiel, Justyn S. Feldman, David Mugrabi, David W. Reimer and Daniel Schapiro shall have executed and delivered to Mergerco an employment agreement substantially in the form of Exhibit D hereto.

             (g) Lock Up. Each of David Avidon, Glenn Beyer, Steven A. Chananya, Alan Elkes, John DeMichiel, Justyn S. Feldman, David Mugrabi, David W. Reimer and Daniel Schapiro shall have executed and delivered to GLBN a Lock Up substantially in the form of Exhibit J.

             (h) Escrow Agreement. Each of the Stockholders shall have entered into the Escrow Agreement substantially in the form of Exhibit C.

            10. Conditions Precedent to the Obligations of the Stockholders. The obligations of the Stockholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by the Stockholders. Mergerco or GLBN shall have delivered to the Stockholders a certificate substantially in the form of Exhibit L hereto, dated as of the Closing Date and certifying to the fulfillment of the following conditions. Such certificate shall be deemed representations and warranties of Mergerco and GLBN hereunder.

             (a) Representations True at Closing. The representations and warranties made by Mergerco and GLBN in this Agreement shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date (except for changes disclosed in the above-described certificate or occurring in the Ordinary Course of Business which do not singly or in the aggregate constitute a Material Adverse Effect on Mergerco or GLBN).

             (b) Covenants of Mergerco and GLBN. Each of Mergerco and GLBN shall have performed all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date.

             (c) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency, legislative body or the NASD to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of Dalton would make it inadvisable to consummate such transactions.

             (d) Opinion of Counsel. An opinion of counsel for Mergerco and GLBN shall have been delivered to the Stockholders dated as of the Closing Date, substantially in form and substance of the opinion attached hereto as Exhibit H.

             (e) Consents, Approvals and Waivers. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all required corporate action, and by all third parties whose consent or waiver is required pursuant to this Agreement, and by all regulatory authorities as set forth in the Dalton Disclosure Schedule law (except for the approval required by the NASD).

             (f) Employment Agreements. Dalton shall have entered into employment agreements with each of David Avidon, Glenn Beyer, Steven A. Chananya, Alan Elkes, John DeMichiel, Justyn S. Feldman, David Mugrabi, David W. Reimer and Daniel Schapiro substantially in the form of Exhibit D hereto.

             (g) Tax Opinion. The Stockholders shall have received the opinion of Swidler Berlin Shereff Friedman, LLP, in a form reasonably satisfactory to the Stockholders, that the Merger should qualify as a reorganization within the meaning of Section 368 of the Code.

         11. Termination; Amendment.

             (a) Termination. This Agreement may be terminated at any time prior to the Closing Date by written notice from the terminating party, delivered in accordance with Section 13 hereof, under the following circumstances:

                 (i) by mutual agreement of the parties hereto;

                 (ii) by Mergerco and GLBN if the Closing has not occurred on or before December 31, 2000 (as such date may be extended pursuant to Section 5 hereof) for any reason other than a material default by Mergerco or GLBN hereunder, or in the event of a material uncurable breach or default by Dalton or the Stockholders of any representation, warranty or covenant under this Agreement; and

                 (iii) by the Stockholders if the Closing has not occurred on or before December 31, 2000 (or such date may be extended pursuant to Section 5 hereof) for any reason other than a material default by any Stockholder or Dalton, or in the event of a material uncurable breach or default by Mergerco or GLBN of any representation, warranty or covenant under this Agreement.

             (b) Effect.

                 (i) In the event of termination of this Agreement as set forth herein, except a party's breach or default under this Agreement this Agreement shall forthwith become void and there shall be no liability hereunder on the part of any party hereto, or any officer, director, employee, agent or representative of any party hereto or any Affiliate of a party hereto, except that the provisions with respect to Confidential Information, publicity and expenses contained in Sections 8(d), 15(a) and 15(c) shall survive the termination of this Agreement.

                 (ii) In the event of termination of this Agreement due to a party's breach or default under this Agreement, the other party shall be paid the sum of $1 million dollars in full and complete satisfaction of any liability hereunder, which payment shall be made within 30 days from the termination of this Agreement.

         12. Indemnification.

             (a) Indemnification by Mergerco and GLBN. Mergerco and GLBN hereby indemnify and hold harmless the Stockholders in respect of any and all Adverse Consequences suffered by the Stockholders in connection with each and all of the following:

                 (i) Any breach of any representation, warranty, covenant or agreement made by Mergerco or GLBN in this Agreement, the GLBN Disclosure Schedule or other document attached or delivered to the Stockholders in connection with the transactions contemplated hereby; and

                 (ii) The breach of any covenant, agreement or obligation of Mergerco or GLBN contained in this Agreement or the GLBN Disclosure Schedule or any other instrument specifically contemplated by this Agreement;

             (b) Indemnification by the Stockholders. Each of the Stockholders, jointly and severally, except for those representations, warranties and covenants which are solely attributable to a particular Stockholder which shall be several and not joint, hereby indemnifies and holds harmless Mergerco and GLBN in respect of any and all Adverse Consequences incurred by Mergerco and GLBN in connection with each and all of the following:

                 (i) Any breach of any representation or warranty made by Dalton and/or such Stockholders in this Agreement, the Dalton Disclosure Schedule or other document attached hereto or delivered to Mergerco and GLBN by Dalton and/or the Stockholders in connection with the transactions contemplated hereby; and

                 (ii) The breach of any covenant, agreement, or obligation of Dalton and/or the Stockholders contained in this Agreement or the Dalton Disclosure Schedule or any other instrument specifically contemplated by this Agreement.

                 (iii) Any claim or liability asserted after the Closing (which would have been required to be set forth on the Dalton Disclosure Schedule) as a result of any action or failure to act which occurred prior to the Closing (the "Unknown Liabilities").

             (c) Indemnification for Certain Specified Matters. Each of the Stockholders (except for Messrs. Dubofsky and Lustig), jointly and severally, hereby indemnifies and holds harmless Mergerco and GLBN in respect of any and all Adverse Consequences incurred by Mergerco and GLBN which in the aggregate exceed $450,000 (the "Arbitration Amount") and which arise from those liabilities set forth on Schedule 7(m) (the "Schedule 7(m) Liabilities" and together with the Unknown Liabilities which would have been required to be disclosed on Schedule 7(m) of the Dalton Disclosure Schedule, the "Stockholders' Liabilities"). Notwithstanding anything herein to the contrary, the Stockholders (except for Messrs. Dubofsky and Lustig) shall be entitled to (x) select legal counsel or other representative of their own choosing (which shall be reasonably satisfactory to GLBN), at GLBN's cost and expense (GLBN shall not be entitled to any indemnification or reimbursement by the Stockholders of any such cost and expense), to represent Dalton Kent and the Stockholders in connection with the Stockholders' Liabilities, and (y) direct the defense, compromise or settlement thereof. The Stockholders shall have an obligation to keep GLBN informed of the status of the defense of any such Stockholders' Liability. Each of Dalton and GLBN shall furnish the other with all documents, instruments and information that the other shall reasonably request in connection with the Stockholders' Liabilities.

             (d) Procedure for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification ("Indemnitee") shall promptly notify the other party ("Indemnitor") of the claim and, when known, the facts constituting the basis for such claim. If a direct claim, the Indemnitor shall satisfy such clause within ten business days. If any claim for indemnification hereunder results from or is in connection with any claim or Adverse Consequence by a person who is not a party to this Agreement ("Third Party Claim"), such notice shall also specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnitee shall give the Indemnitor prompt notice of any such claim and the Indemnitor shall undertake the defense thereof by representatives of its own choosing, reasonably satisfactory to the Indemnitee, at the expense of the Indemnitor. The Indemnitee shall have the right to participate in any such defense of a Third Party Claim with advisory counsel of its own choosing, at its own expense. If the Indemnitor, within a reasonable time after notice of any such Third Party Claim, fails to defend, the Indemnitee or any Affiliate of the Indemnitee shall have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of, and for the account of, the Indemnitor, at the expense and risk of the Indemnitor. The Indemnitor shall not, without the Indemnitee's written consent, settle or compromise any such Third Party Claim or consent to entry of any judgment that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to Indemnitee and/or Indemnitee's Affiliate or Affiliates, as the case may be, an unconditional release from all liability in respect of such Third Party Claim. The Indemnitee shall not pay any claim covered by this right to indemnification prior to giving the Indemnitor the notice of such claim required by this Section 12 and the opportunity provided herein to handle the claim itself.

             (e) Limitations on Indemnification. Notwithstanding anything within this section to the contrary, except with respect to the representations and warranties referenced in Section 7(a), (c), (d), (f), (g), (h) and (j), GLBN and Mergerco shall not be entitled to indemnification with respect to any claim asserted under Section 12(b) unless the amount of such claims exceed $75,000 individually or in the aggregate ("Claim Threshold"). If the Claim Threshold is met, GLBN and Mergerco shall be entitled to indemnification for such claims, provided, however, that GLBN and Mergerco shall only be entitled to indemnification in excess of the Claim Threshold. In addition, the Stockholders liability (for indemnification or otherwise) with respect to the matters described in Section 12 will be limited to the product of 1,450,000 and the closing sale price of a share of GLBN Common Stock as reported on the Nasdaq National Market on the date hereof.

             (f) Payment. Except for indemnification through set-off, pursuant to Section 12(g), all indemnification hereunder shall be effected upon demand by payment of cash or delivery of a cashier's check in the amount of the indemnification liability; provided, however, that to the extent necessary to preserve the status of the Merger or a reorganization within the meaning of
Section 368(a) of the Code any indemnification by GLBN shall be paid in additional GLBN Shares.

             (g) Right to Set-Off. Upon notice to the Stockholder's Representatives (as that term is defined in the Escrow Agreement) specifying in reasonable detail the basis for such set-off, Mergerco or GLBN will set-off any amount to which they may be entitled under this Section 12 against any unpaid portion of the Holdback Amount as set forth in the Escrow Agreement and may set-off any amount to which they may be entitled under this Section 12 against any unpaid portion the Supplemental GLBN Shares, such shares to be valued at the October Value.

             (h) Survival. Each of the representations and warranties made by each of the parties and the indemnities contained herein shall survive the Closing and any investigation made with respect thereto for a period commencing on the date hereof and ending 18 months from the

Closing Date; provided, however, that such indemnities shall survive as to any claim or demand made prior to such 18 months until such claim or demand is fully paid or otherwise resolved by the parties hereto in writing or by a court of competent jurisdiction and except that representations and warranties as to capitalization of Dalton, title to the Dalton Shares shall survive indefinitely, and representations, and warranties as to Taxes, OSHA and ERISA shall survive until such claims have been barred by the applicable Statutes of Limitations

         13. Notices. All notices, reports and other communications to Mergerco, GLBN, Dalton or the Stockholders hereunder shall be in writing, shall refer specifically to this Agreement and shall be hand delivered or sent by facsimile transmission with receipt confirmed or by registered mail or certified mail, return receipt requested, postage prepaid, in each case to the respective persons and addresses specified below (or to such other persons or addresses as may be specified in writing to the other party):

         If to Mergerco, to:                GlobalNetSecurities Mergerco, Inc.
                                            7284 W. Palmetto Park Road
                                            Suite 210
                                            Boca Raton, Florida 33433
                                            Attention:  Alan L. Jacobs
                                            Fax No.: (561) 417-8054


         If to GLBN, to:                    GlobalNet Financial.com, Inc.
                                            7284 W. Palmetto Park Road
                                            Suite 210
                                            Boca Raton, Florida 33433
                                            Attention:  Alan L. Jacobs
                                            Fax No.: (561) 417-8054


         With a copy to:                    Leonard H. Bloom, P.A.
                                            Broad and Cassel
                                            201 South Biscayne Blvd.
                                            Suite 3000
                                            Miami, Florida  33131
                                            Fax No.:  (305) 955-6428


         If to Dalton, to:                  Dalton Kent Securities Group, Inc.
                                            711 Fifth Avenue, 15th Floor
                                            New York, NY 10022
                                            Attention:  Alan Elkes
                                            Fax No.: 212-588-9850


         If to the Stockholders, to:        the address set forth on Exhibit A.

         With a copy to:                    Gerald Adler, Esq.
                                            Swidler Berlin Shereff Friedman, LLP
                                            405 Lexington Avenue
                                            New York, NY  10174
                                            Fax No.:  (212) 891-9255

             Any notice or communication given in conformity with this Section 13 shall be deemed to be effective when received by the addressee if delivered by hand or overnight courier or by facsimile (with confirmed receipt), and three days after mailing, if mailed.

         14. No Implied Waivers; Rights Cumulative. No failure on the part of any of the parties to this Agreement to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement or provided by statute or at law or in equity or otherwise, including, without limitation, the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

         15. Miscellaneous.

             (a) Press Releases and Announcements. No party shall, and each party shall cause its directors, shareholders, members, employees, representatives and agents not to make, any public statements or issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other party; provided, however, that any party may make any public disclosure (reasonably acceptable to the other party) it believes in good faith is required by law or regulation (in which case the disclosing party will advise the other party in writing prior to making the disclosure.

             (b) Further Assurances. At any time, and from time to time, each party will execute such additional instruments and take such action as may be reasonably requested by any other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

             (c) Costs and Expenses. Each party hereto agrees to pay its or his own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

             (d) Entire Agreement. This Agreement, including all schedules and exhibits thereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

             (e) Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of New York, without giving effect to the application of the principles pertaining to conflicts of laws.

             (f) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including without limitation any alleged violations of securities laws, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in New York, New York, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and shall not be appealable. The prevailing party in any such arbitration shall be entitled to recover its reasonable attorneys' fees and expenses in connection with any such arbitration. Except as otherwise provided herein, judicial proceedings may be commenced only to enforce this Section or to enforce the results of arbitration; provided that such prohibition shall not apply in the event that a court-ordered injunction is an appropriate remedy for a breach of this Agreement.

             (g) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach or warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

             (h) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder.

             (i) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

             (j) Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

             (k) Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

             (l) Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

             (m) Binding Nature. This Agreement will be binding upon and will inure to the benefit of any heir or heirs, successor or successors of the parties hereto.

             (n) No Third-Party Beneficiaries. No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

             (o) Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled, in addition to any other remedy to which they may be entitled, at law or in equity, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter.

             (p) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.





                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto, through their duly authorized officers, have executed this Agreement as of the date first written above.

GLBN:                                             MERGERCO:

GLOBALNET FINANCIAL.COM, INC.,                    GLOBALNET SECURITIES MERGERCO,
a Delaware corporation                            INC., a New York corporation

By:    s/s  Michael Jacobs                        By:  s/s  Monique MacLaren
   ---------------------------------                 ---------------------------
   ____________________, President                   Name: Monique MacLaren
                                                     Title: Secretary

DALTON:                                           STOCKHOLDERS:

DALTON KENT SECURITIES
GROUP, a New York corporation                      s/s David Avidon
                                                  ------------------------------
                                                  DAVID AVIDON


By: s/s  Alan Elkes                                s/s  Glenn Beyer
   ---------------------------------              ------------------------------
    Name:  Alan Elkes                             GLENN BEYER
    Title: Chief Executive Officer

                                                   s/s Steven A. Chananya
                                                  ------------------------------
                                                  STEVEN A. CHANANYA


                                                   s/s John DeMichiel
                                                  ------------------------------
                                                  JOHN DEMICHIEL


                                                   s/s Ned Dubofsky
                                                  ------------------------------
                                                  NED DUBOFSKY


                                                   s/s Alan Elkes
                                                  ------------------------------
                                                  ALAN ELKES


                                                   s/s Justyn S. Feldman
                                                  ------------------------------
                                                  JUSTYN S. FELDMAN


                                                   s/s Scott Lustig
                                                  ------------------------------
                                                  SCOTT LUSTIG


                                                   s/s David Mugrabi
                                                  ------------------------------
                                                  DAVID MUGRABI


                                                   s/s David W. Reimer
                                                  ------------------------------
                                                  DAVID W. REIMER


                                                   s/s Daniel Schariro
                                                  ------------------------------
                                                  DANIEL SCHARIRO

                                    EXHIBIT A
                                    ---------

Name and Address of Stockholder  Dalton Shares Owned  GLBN Shares to be Received
-------------------------------  -------------------  --------------------------

DAVID AVIDON                                 15                 199,538
85 Circle Road
Muttentown, NY  11791

GLENN BEYER                                  15                 199,538
15 Oxford Blvd.
Great Neck, NY  11023

STEVEN A. CHANANYA                           9                  119,728
300 East 56th Street
Apt. 17B
New York, NY  10022

JOHN DEMICHIEL                               1                  13,305
212 E. 47th Street
Apt. 20F
New York, NY  10017

NED DUBOFSKY                                 5                  66,517
200 East 64th Street
New York, NY  10021

ALAN ELKES                                   15                 199,538
31 Jayson Avenue
Great Neck, NY  11021

JUSTYN S. FELDMAN                            15                 199,538
90 Chelsa Drive
Watchung, NJ  07060

SCOTT LUSTIG                                 2                  26,611
7074 St. Clair Court
Lake Worth, FL  33467

DAVID MUGRABI                                15                 199,538
300 East 64th Street
Apt. 20D
New York, NY  20021

DAVID W. REIMER                              15                 199,538
300 East 56th Street
Apt. 17C
New York, NY  10022

DANIEL SCHARIRO                              2                  26,611
303 East 83rd Street
Apt. 17B
New York, NY  10028

                                         ---------             ---------
TOTAL:                                      109                1,450,000
                                         =========             =========